INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Dycom Industries, Inc. on Form S-3 of our report dated August 31, 1998, appearing in the Annual Report on Form 10-K of Dycom Industries, Inc. for the year ended July 31, 1998 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


DELOITTE & TOUCHE LLP
Certified Public Accountants
West Palm Beach, Florida

November 6, 1998